Exhibit 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   April 19, 2021

ACME UNITED REPORTS 22% SALES INCREASE AND 44% EPS INCREASE FOR FIRST QUARTER OF 2021

SHELTON, CT – April 19, 2021 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2021 were $43.5 million compared to $35.8 million in the first quarter of 2020, an increase of 22%.

Net income was $2,046,000 or $0.52 per diluted share for the quarter ended March 31, 2021 compared to $1,277,000, or $0.36 per diluted share, for the comparable period last year, an increase of 60% in net income and 44% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “Net sales in first quarter of 2021 continued the strong performance we achieved in 2020, with revenues in all of our operating units increasing. We had particularly strong sales of our Westcott cutting tools and DMT sharpeners, and our European business had a record first quarter. Sales in Canada at First Aid Central continued to grow. First quarter 2021 revenues included approximately $0.9 million from the sales of Med-Nap products.”

Mr. Johnsen added, “We continue to gain market share and new placements with existing customers.  We have introduced new Westcott craft cutting tools and first aid items, and we have new production coming on stream at DMT and Med-Nap. We are optimistic about the next three quarters of 2021 and beyond.”

For the first quarter of 2021, net sales in the U.S. segment increased 18% compared to the same period in 2020. The sales growth was primarily attributable to growth in sales of Westcott cutting tools and strong sales of first aid and safety products.

European net sales for the first quarter of 2021 increased 42% in U.S. dollars and 31%

in local currency compared to the first quarter of 2020, mainly due to growth in the e-commerce channel across all product lines, and continued growth of DMT sharpening products.

Net sales in Canada for the first quarter of 2021 increased 38% in U.S. dollars and 31% in local currency compared to the same period in 2020, due to higher sales of First Aid Central products, principally in the e-commerce channel.

Gross margin was 35.8% in the first quarter of 2021 versus 37.8% in the comparable period last year.  The lower gross margin was mainly due to product mix and higher ocean freight costs as a result of a scarcity of shipping containers and congestion at global ports.

The Company’s bank debt less cash on March 31, 2021 was $43.4 million compared to $32.9 million on March 31, 2020.  During the twelve-month period ended March 31, 2021, the Company paid approximately $9.3 million for the acquisition of the assets of Med-Nap LLC., distributed $1.7 million in dividends on its common stock, and generated $1.5 million in free cash flow.  Inventory increased approximately $12 million due primarily to anticipated growth in our business as well as the acquisition of product to offset the impact of potential supply chain interruptions related to COVID-19.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Monday, April 19, 2021, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-367-2403. International callers may dial 334-777-6978. The confirmation code is 7892281.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, and Med-Nap. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including the impact that the global COVID-19 pandemic has had and will continue to have on the Company’s business, operations and financial results.  These include, the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic including through any new variant strains of the underlying virus; the effectiveness and availability of vaccines; the duration and scope of pandemic-related government orders and restrictions on commercial and other activities, including retail store, office, school and restaurant closures; the duration and scope of the Company’s actions to maintain employee health at our offices, production facilities and distribution centers; the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; the pace of recovery when an effective vaccine is widely available or when the pandemic otherwise subsides and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to the on-going world-wide economic downturn, and potential disruptions in our supply chain, any of which could adversely impact the Company’s ability to manufacture, source or distribute it products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits, including COVID-19 related changes; (iv) the impact of competition; (v) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (vi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including additional inventory acquired to respond to COVID-19 related uncertainties; (viii) currency fluctuations; (ix) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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